Exhibit 10.4

CREDIT AGREEMENT

dated as of February 18, 2014

among

ECLIPSE RESOURCES I, LP,

as Borrower,

BANK OF MONTREAL,

as Administrative Agent,

and

The Lenders Party Hereto

BMO CAPITAL MARKETS CORP.

Lead Arranger and Sole Bookrunner

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Guarantee and Collateral Agreement
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit H-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit H-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit H-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit I	Form of Elected Commitment Increase Certificate
Exhibit J	Form of Additional Lender Certificate

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.10	ERISA Matters
Schedule 7.14	Subsidiaries
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 9.02	Existing Debt
Schedule 9.03	Existing Liens
Schedule 9.05	Investments
Schedule 9.14	Affiliate Transactions

v

THIS CREDIT AGREEMENT dated as of February 18, 2014, is among: ECLIPSE RESOURCES I, LP, a Delaware limited partnership (the “Borrower”), each of the Persons from time to time a lender party hereto and BANK OF MONTREAL (in its individual capacity, “BMO”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2013 Indenture” means that certain Indenture dated as of June 26, 2013 among the Borrower, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as supplemented by that certain First Supplemental Indenture dated as of June 26, 2013, among Eclipse Resources-Ohio, LLC, an Ohio limited liability company, the Borrower and Deutsche Bank Trust Company Americas, as trustee, and that certain Second Supplemental Indenture dated as of November 1, 2013, among Buckeye Minerals & Royalties, LLC, a Delaware limited liability company, the Borrower and Deutsche Bank Trust Company Americas, as trustee.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(G).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next  1⁄100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. With respect to the Borrower, Affiliates shall include, but shall not be limited to, the Permitted Investors, but shall exclude any operating portfolio company of any Permitted Investor.

“Aggregate Elected Commitment Amounts” at any time shall equal the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06(c) or Section 10.02(a). As of the Effective Date, the Aggregate Elected Commitment Amounts are $0.00 and, upon the satisfaction of the conditions set forth in Section 6.03 as provided therein, the Aggregate Elected Commitment Amounts shall automatically be increased to $50,000,000.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06 or Section 10.02(a).

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate (rounded upwards, if necessary, to the next  1⁄100 of 1%) at which dollar deposits of $5,000,000 with a one month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Undrawn Facility Fee Rate, as the case may be, the rate per annum set forth in the Total Commitments Utilization Grid below based upon the Total Commitments Utilization Percentage then in effect:

Total Commitments Utilization Grid
Total Commitments Utilization Percentage	≤ 25%	> 25% ≤ 50%	> 50% ≤ 75%	> 75% < 90%	≥ 90%
Eurodollar Loans	1.500%	1.750%	2.000%	2.250%	2.500%
ABR Loans	0.500%	0.750%	1.000%	1.250%	1.500%
Undrawn Facility Fee Rate	0.375%	0.375%	0.500%	0.500%	0.500%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Total Commitments Utilization Percentage is at its highest level until such Reserve Report is delivered.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount. Each Lender’s Applicable Percentage as of the date of this Agreement is set forth on Annex I.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P. and (c) any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Arranger” means BMO Capital Markets Corp. in its capacities as the lead arranger and sole bookrunner hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bank Products” means any of the following bank services: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Products Provider” means any Lender or Affiliate of a Lender that is then providing or, pursuant to an agreement then in effect, is obligated to provide, Bank Products to the Borrower, any Guarantor or any other Restricted Subsidiary.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), such “person’ will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c).

“Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.

“Borrowing Base Increase Requisite Lenders” means, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure is outstanding, Lenders having more than ninety-five percent (95%) of the Aggregate Maximum Credit Amounts; and (ii) at any time while any Loans or LC Exposure is outstanding, Lenders holding more than ninety-five percent (95%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Borrowing Base Super Majority Lenders” means, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure is outstanding, Lenders having more than eighty percent (80%) of the Aggregate Maximum Credit Amounts; and (ii) at any time while any Loans or LC Exposure is outstanding, Lenders holding more than eighty percent (80%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder other than any Operating Lease.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or the Lenders, as collateral for the LC Exposure or obligations of the Lenders to fund participations in respect of Letters of Credit, as applicable, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds and other credit support of such cash collateral.

“Cash Interest Expense” means with respect to the Borrower and the Consolidated Restricted Subsidiaries on a consolidated basis, for any period, the sum of (a) the aggregate interest expense of the Borrower and the Consolidated Restricted Subsidiaries during such period determined in accordance with GAAP to the extent paid in cash, less the portion thereof for which the Borrower or any Consolidated Restricted Subsidiary had the option to pay such interest other than in cash, whether or not such interest was paid in cash, (b) to the extent included in interest expense under GAAP, the portion of any payments under Capital Leases allocable to interest expense of the Borrower and the Consolidated Restricted Subsidiaries during such period and (c) the portion of any payments under Synthetic Leases allocable to interest expense of the Borrower and the Consolidated Restricted Subsidiaries during such period, whether or not the same constitutes interest expense under GAAP.

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries having a fair market value in excess of the Threshold Amount.

“Change in Control” means (a) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that (i) at any time prior to the consummation of a Qualified IPO, (A) the Permitted Investors cease to own more than 60% of their Initial Equity Interests (as defined in the 2013 Indenture as in effect on the date hereof) in the Borrower or (B) the Permitted Investors cease to Control the General Partner or the Borrower, or (ii) at any time after the consummation of a Qualified IPO, any Person (including any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended)) other than the Permitted Investors (but including any portfolio company Controlled by any of them)), becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock (as defined in the 2013 Indenture as in effect on the date hereof) of the Public Company (as defined in the definition of “Qualified IPO”) measured by voting power rather than number of shares or (b), without duplication, a “change in control” or “change of control” (or similar event) as defined in any Permitted 2013 Bond Document, but only to the extent the occurrence of any such event gives rise to an obligation of the Borrower or any other Credit Party to redeem, repay, or repurchase, or otherwise offer to redeem, repay or repurchase, all or any portion of the Permitted 2013 Bond Debt.

Notwithstanding the preceding, but subject to the terms and provisions of this Agreement including, without limitation, Section 8.01(j) and Section 9.11, (a) any merger or consolidation of the Borrower with or into an Affiliate, where the Borrower is the surviving entity following such merger or consolidation, solely for the purpose of reorganizing the Borrower in another jurisdiction or (b) a conversion of the Borrower or any Restricted Subsidiary from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall, in each case, not constitute a Change in Control, so long as following such merger, consolidation, conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who Beneficially Owned the Equity Interests of the Borrower immediately prior to such transactions continue to Beneficially Own in the aggregate more than 35% of the Voting Stock (as defined in the 2013 Indenture as in effect on the date hereof) of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no other “person” Beneficially Owns more than 35% of the Voting Stock (as defined in the 2013 Indenture as in effect on the date hereof) of such entity or its general partner, as applicable.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, for the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and to have been adopted after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 or Section 10.02(a) and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(a). The amount representing each Lender’s Commitment shall at any time be the least of (i) such Lender’s Maximum Credit Amount, (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base and (iii) such Lender’s Elected Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income or profits (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein) the following: (a) the net income (or loss) of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period; (e) any gains or losses attributable to writeups or writedowns of assets; (f) deferred or non-cash taxes; (g) any non-cash gains or losses under ASC 815; and (h) until the period in which such hedged future activity occurs, the costs or proceeds of purchasing or selling options which are used to hedge future activity.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means, collectively, the Borrower and each Guarantor, and “Credit Party” means any one of the foregoing.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all reimbursement obligations of such Person in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable of such Person and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services from time to time incurred (other than such accounts payable, expenses, liabilities or other obligations that are incurred in the ordinary course of business and which (i) are not greater than ninety (90) days delinquent or (ii) are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person (but, if such Debt has not been assumed by such Person, limited to the lesser of (i) the amount of such Debt and (ii) the fair market value of the Property of such Person securing such Debt); (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a

Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.09(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.09(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, and each Lender (or if an earlier date, as of the date of such determination by the Administrative Agent), delivery of such written notice not to be unreasonably withheld or delayed by the Administrative Agent.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder of such Equity Interest) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“Dissenting Lender” has the meaning assigned to such term in Section 2.07(c)(iv).

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“EBITDAX” means, for any period, the sum of (a) Consolidated Net Income for such period plus (b) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income, gross receipts or franchise taxes, depreciation, depletion, amortization, exploration expenses, other noncash losses or charges, non-cash losses from dispositions of assets and extraordinary or non-recurring expenses, minus (c) the following income or gains to the extent included in Consolidated Net Income in such period: all noncash income and gains from dispositions of assets; provided, that, only for purposes of determining compliance with the financial covenants set forth in Section 9.01, if, since the beginning of the period ending on the date for which EBITDAX is determined, the Borrower or any Consolidated Restricted Subsidiary shall have made any acquisition or disposition, EBITDAX shall be calculated giving pro forma effect thereto as if the acquisition or disposition had occurred on the first day of such period, and such calculation shall be determined in good faith by a Financial Officer of the Borrower and such calculation shall be reasonably acceptable to the Administrative Agent (and the Borrower will provide to the Administrative Agent such supporting information as Administrative Agent may reasonably request), without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items or adjustments included in the computation of EBITDAX; provided further that (i) for the Fiscal Quarter ended March 31, 2014, EBITDAX shall be EBITDAX for such Fiscal Quarter multiplied by 4; (ii) for the Fiscal Quarter ended June 30, 2014, EBITDAX shall be EBITDAX for the two Fiscal Quarters then ended multiplied by 2; and (iii) for the Fiscal Quarter ended September 30, 2014, EBITDAX shall be EBITDAX for the three Fiscal Quarters then ended multiplied by  4⁄3.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an optional increase, reduction or termination of the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c) or Section 10.02(a).

“Elected Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).

“Election Notice” has the meaning assigned to such term in Section 3.04(c)(ii).

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary are located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “reportable event” described in section 4043 of ERISA with respect to a Plan, other than a reportable event as to which the provisions of thirty (30) days’ notice to the PBGC is expressly waived under applicable regulations, (b) the failure of the Borrower, a Subsidiary or any ERISA Affiliate to make by its due date a required installment payment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (d) a determination that any Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (e) the failure by the Borrower, a Subsidiary or any ERISA Affiliate to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code, (f) the withdrawal or partial withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (g) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (h) the institution of proceedings to terminate a Plan by the PBGC, (i) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (j) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent by more than 90 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, exploration agreements, oil and gas partnership agreements, oil and gas leases, farm-in or farm-out agreements, division orders, contracts for the sale, transportation, gathering or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, carried interests, reversionary interests, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits, consents or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent by more than 90 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision or otherwise arising in the ordinary course of business relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Restricted Subsidiaries to provide collateral to secure owed Debt to the depository institution; (f) easements, restrictions, servitudes, permits, surface leases, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially interfere with the operations or the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens arising from Uniform Commercial Code financing statement filings made as a precautionary measure regarding operating leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business covering the Property under such lease; and (j) routine preferential rights to purchase and provisions requiring a third party’s consent prior to assignment and similar restraints on alienation, in each case, granted pursuant to an oil and gas operating agreement or lease and arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties; provided such right, requirement or restraint does not materially impair the value of such Oil and Gas Properties; provided, further that (i) Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Secured Obligations.

“Excluded Swap Obligation” means, with respect to any Credit Party individually determined on a Credit Party by Credit Party basis, any Swap Obligation if, and solely to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act or (b) in the case of any such Secured Obligation in respect of any Swap Agreement subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act, because such Credit Party is a “financial entity” as defined in Section 2(h)(7)(C)(1) of the Commodity Exchange Act, in either case at the time such guarantee or grant of a security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or profits (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with, or to deliver any forms or certifications described in, Section 5.03(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code (together with any laws, legislation, rules or regulations implementing such agreements).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1⁄100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1⁄100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05; provided, however, with respect to the calculation of financial ratios and other financial tests, “GAAP” means generally accepted accounting principles as in effect on the date of this Agreement, applied in a manner consistent with that used in preparing the Financial Statements.

“General Partner” means (a) as of the date of this Agreement, Eclipse GP, LLC, a Delaware limited liability company, and the sole general partner of the Borrower, and (b) at any time thereafter, the general partner of the Borrower.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means Eclipse Resources-Ohio, LLC, an Ohio limited liability company, Buckeye Minerals & Royalties, LLC, a Delaware limited liability company, and each other Subsidiary that guarantees the Secured Obligations pursuant to Section 8.14(b); provided that any such Person so constituting a Guarantor will cease to constitute a Guarantor if and when it is released from the Guaranty Agreement in accordance with and to the extent permitted under the Loan Documents.

“Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F (or supplement thereto, as applicable) unconditionally guarantying, on a joint and several basis, payment of the Secured Obligations.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate or amount of interest, as the case may be, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil, gas or mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests and other interests payable out of Hydrocarbon production, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons (including coalbed methane), natural gas liquids, plant products, sulphur, other gases and all products refined or separated therefrom.

“Immaterial Title Deficiencies” means defects or deficiencies in title which do not diminish by more than five percent (5.0%) the aggregate value of the Proved Reserves of the Borrower and its Restricted Subsidiaries evaluated in the Reserve Report used in the most recent determination of the Borrowing Base.

“Increase Portion” means, with respect to any Dissenting Lender, when a Proposed Borrowing Base has been approved by the Borrowing Base Increase Requisite Lenders but not

by all of the Lenders, the amount that such Dissenting Lender’s Applicable Percentage (before giving effect to any reallocation described in Section 2.07(c)(iv)) of the Proposed Borrowing Base exceeds such Dissenting Lender’s Applicable Percentage (before giving effect to any reallocation described in Section 2.07(c)(iv)) of the highest Borrowing Base such Dissenting Lender approved in accordance with the terms hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not described in the preceding clause (a), Other Taxes.

“Initial Reserve Report” means the report prepared by Netherland, Sewell & Associates, Inc. dated as of January 28, 2014 with respect to certain Oil and Gas Properties of the Borrower and its Subsidiaries as of December 31, 2013.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding (i) any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business) and (ii) deposits made to commercial banks or similar Persons, or to customers, in each case in the ordinary course of business; (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means (a) BMO, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i) and (b) any one or more additional issuing banks designated by the Borrower pursuant to Section 2.08(i); provided that each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by their respective Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate; provided, further, that (i) solely as between the Borrower and the applicable Issuing Bank, the Borrower shall deal exclusively with the applicable Issuing Bank for all purposes of requests, repayments, payments, extensions, assignments and all other actions and requirements with respect hereto and otherwise with respect to related, requested or required notices, consents, waivers, amendments and all other actions required or deemed required by such Affiliate, (ii) any such arrangement shall not relieve the applicable Issuing Bank from performing any of its obligations under any Loan Document on the terms and subject to the conditions provided therein, and (iii) the use of any such Affiliate shall not result in the imposition of any incremental Indemnified Taxes. Use herein of the phrase of “the Issuing Bank” or words of similar import mean each Issuing Bank, as applicable, if, at the relevant time of reference, there exist more than one Issuing Bank.

“LC Commitment” at any time means the lesser of (a) 10% of the Borrowing Base in effect at such time and (b) $25,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. Subject to Section 2.09, the LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a lender party hereto pursuant hereto and to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c), other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next  1⁄100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits or reservations. For the purposes of this Agreement, the Borrower and its Restricted Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure is outstanding, Lenders having more than fifty percent (50%) of the Aggregate Maximum Credit Amounts; and (ii) at any time while any Loans or LC Exposure is outstanding,

Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the businesses, operations, Property or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform its respective obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of the Administrative Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans, Letters of Credit and any other Debt arising under, or governed by, any Loan Document), or payment obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means the earlier of (i) the date that is four years after the Effective Date and (ii) January 15, 2018.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or Section 10.02(a), (b) modified from time to time pursuant to Section 2.06(c), or (c) modified from time to time pursuant to any assignment permitted by Section 12.04(a).

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time.

“Money Laundering Law” means any law governing conduct or acts designed in whole or in part to conceal or disguise the nature, location, source, ownership or control of money (including currency or equivalents, e.g., checks, electronic transfers, etc.) to avoid a transaction reporting requirement under state or federal law or to disguise the fact that the money was acquired by illegal means.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Borrower or an ERISA Affiliate has, or at any time during the three preceding calendar years had, an obligation to contribute.

“Net Proceeds” means the aggregate cash proceeds received by a Credit Party in respect of any sale, lease, conveyance, disposition or other transfer (for purposes of this definition, any such action, a “transfer”) of Property (including any cash subsequently received upon the sale or other disposition or collection of any non-cash consideration received in any sale, but only as and when so received), or Casualty Event, net of (without duplication) (a) the direct costs and expenses relating to such transfer of Property or any Casualty Event (including legal, accounting, investment banking and brokers’ fees, sales commissions and other reasonable costs and expenses incurred in preparing such Property for transfer paid to unaffiliated third parties or, in compliance with Section 9.14, paid to any of its Affiliates), (b) taxes paid, accrued or reserved as payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts paid (other than the Secured Obligations) which are secured by a Lien upon any of the Properties being transferred and which must be repaid as a result of such sale, (d) any reserve for adjustment in respect of the sales price of such Property established in accordance with GAAP, (e) distributions and payments required to be made to any minority interest holders in Subsidiaries as a result of such Property transfer, (f) cash payments made to satisfy obligations resulting from early termination of Swap Agreements in connection, or as a result of, any such transfer, and (g) until released, any portion of the purchase price for the transfer of such Property which is placed in escrow pursuant to the terms of such transfer and for which no Credit Party has access thereto or control thereof.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means any Debt of any Unrestricted Subsidiary, in each case in respect of which the holder or holders thereof (a) shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary to be performed, satisfied, and paid only out of, the Property of such Unrestricted Subsidiary and/or one or more of its Subsidiaries (but only to the extent that such Subsidiaries are Unrestricted Subsidiaries) and/or any other Person (other than the Borrower and/or any Restricted Subsidiary) and (b) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to the Borrower or any Restricted Subsidiary or to any of the Property of the Borrower or any Restricted Subsidiary, whether for principal, interest, fees, expenses or otherwise.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all Wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned by the Borrower and its Restricted Subsidiaries.

“Operating” means Eclipse Resources Operating, LLC, a Delaware limited liability company.

“Operating Lease” means (a) an operating lease under GAAP and (b) any lease that would have been considered an operating lease under the provisions of GAAP as in effect as of the date hereof.

“Optional Scheduled Redetermination Date” means each February 1 and August 1, in each case, that the Borrower designates as an Optional Scheduled Redetermination Date pursuant to Section 2.07(b).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution,

delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Paid In Full In Cash” shall means (i) the irrevocable and indefeasible payment in full in cash of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium, if any, on all Loans outstanding under this Agreement, (ii) the payment in full in cash or posting of cash collateral in respect of all other obligations or amounts that are outstanding under this Agreement, including the posting of the cash collateral for outstanding Letters of Credit as required by the terms of this Agreement, (iii) the expiration or termination of all Commitments, (iv) payment in full in cash of all amounts due and owing (or posting of acceptable collateral in respect of all such obligations) under each Bank Products Agreement giving rise to Secured Obligations, and (v) payment in full in cash of all amounts due and owing (or posting of acceptable collateral in respect of all such obligations) under, or the novation or termination of, each Swap Agreement giving rise to any Secured Obligations.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted 2013 Bond Debt” means (a) Debt of the Borrower resulting from the issuance by the Borrower of senior unsecured notes in an aggregate outstanding principal amount not to exceed $400,000,000 plus the amount of interest thereon paid in kind in accordance with the terms of the Permitted 2013 Bond Documents, and which Debt (i) has a coupon or interest rate of twelve percent (12%) per annum (or thirteen (13%) percent per annum in certain instances when a portion of such interest is to be paid in kind), (ii) matures on July 15, 2018, (iii) is not secured by any Properties of the Credit Parties, (iv) does not provide for or otherwise require any amortization prior to scheduled maturity, and (v) is evidenced and governed by the 2013 Indenture and related documentation containing customary terms and conditions, including, without limitation, covenants and events of default, for senior unsecured notes or senior subordinated notes of like nature, tenor and amount, and (b) any Debt which represents an extension, refinancing, or renewal of any of the foregoing in accordance with Section 9.02(j).

“Permitted 2013 Bond Documents” means, collectively, the 2013 Indenture, the Note Purchase Agreement (as defined in the 2013 Indenture), senior unsecured notes issued thereunder, all guarantees of any such notes, and all other agreements, documents or instruments executed and delivered by any Person in connection with, or pursuant to, the issuance of the Permitted 2013 Bond Debt.

“Permitted Investors” means EnCap Investments L.P., a Delaware limited partnership, EnCap Energy Capital Fund VIII, L.P., a Texas limited partnership, EnCap Energy Capital Fund VIII Co-Investors, L.P., a Texas limited partnership, EnCap Energy Capital Fund IX, L.P., a Texas limited partnership, any other EnCap Capital Co-Investors Fund associated with any of the preceding Persons, and, in respect to each of the preceding Persons, their respective Affiliated private equity funds and management companies (but excluding portfolio companies of any of the foregoing).

“Permitted Tax Distributions” means, with respect to the Borrower so long as it is taxable as a partnership for United States federal income tax purposes, tax distributions to the partners of the Borrower with respect to any taxable year in an aggregate amount that, with respect to such taxable year, does not exceed (a) the sum of the highest marginal United States federal and New York state income tax rates applicable to individuals on ordinary income for such taxable year, multiplied by (b) the Borrower’s federal taxable income for such taxable year.

“Permitted Unsecured Debt” means Debt (whether issued under a loan agreement or indenture) issued or incurred by the Borrower from time to time (including guarantees thereof by its Subsidiaries), that complies with all of the following requirements:

(a) no scheduled payment of principal, scheduled mandatory redemption or scheduled sinking fund payment of such Debt is due on or before the date that is 180 days after the Maturity Date in effect on each date on which such Debt is issued or incurred (in this definition defined as a “Date of Issuance”);

(b) the financial covenants are no more restrictive with respect to the Restricted Persons than the financial covenants under this Agreement and all of the covenants and events of default governing such Debt are not, taken as a whole, materially more restrictive with respect to the Restricted Persons than the covenants and Events of Default under this Agreement;

(c) on each Date of Issuance and immediately after giving effect to the incurrence of such Debt and any concurrent repayment of Debt, the Borrower is in compliance on a pro forma basis with Section 9.01 of this Agreement, calculated for the most recent Fiscal Quarter for which the financial statements described in Sections 8.01(a) or (b) are available to the Lenders;

(d) no Default or Event of Default exists on the Date of Issuance or immediately will occur as a result of the issuance of the notes evidencing such Debt;

(e) such Debt is not secured by any Lien on any property of a Credit Party;

(f) such Debt is not guaranteed by any Person which is not a Guarantor of all of the Secured Obligations (excluding any Excluded Swap Obligations with respect to such Guarantor); and

(g) the Borrower shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA and in respect of which Borrower or any ERISA Affiliate is (or, if the Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BMO as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Developed Producing Reserves” means “proved developed producing oil and gas reserves” as such term is defined by the SEC in its standards and guidelines.

“Proved Reserves” means collectively, “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined by the SEC in its standards and guidelines.

“Proved Undeveloped Reserves” means “proved undeveloped oil and gas reserves,” as such term is defined by the SEC in its standards and guidelines.

“Purchase Money Indebtedness” means Debt incurred in the ordinary course of the Borrower’s or a Restricted Subsidiary’s business (a) consisting of the deferred purchase price of property, plant and equipment, conditional sale obligations, obligations under any title retention agreement and other obligations incurred in connection with the acquisition, construction or improvement of such asset, in each case where the amount of such Debt does not exceed the greater of (i) the cost of the asset being financed and (ii) the fair market value of such asset, and (b) incurred to finance such acquisition, construction or improvement by any Credit Party of such asset; provided however that such Debt is incurred within 90 days after such acquisition or the completion of such construction or improvement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty Agreement or the grant of the relevant Lien becomes effective or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualified IPO” means a transaction pursuant to which each of the following occurs: (a) the issuance by the Borrower (or any direct or indirect parent company of the Borrower; such company, the “Public Company”) of at least $200,000,000 of its common Equity Interests in an underwritten primary public offering pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended, and (b) the listing of such Equity Interests on a nationally recognized securities exchange in the United States.

“Recipient” means (a) the Administrative Agent, (b) any Lender, (c) any Issuing Bank, or (d) any other recipient of any payment to be made under any Loan Document.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, (a) if there are less than three Lenders at such time, all Lenders, and (b) if there are three or more Lenders at such time, (i) at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two-thirds percent (66- 2⁄3%) of the Aggregate Maximum Credit Amounts; and (ii) at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two-thirds percent (66- 2⁄3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.12(a) (or such other date in the event of an Interim Redetermination) the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower in his or her capacity as such.

“Restricted Payment” means any dividend, return of capital or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Restricted Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means (a) (i) April 1, July 1, October 1 and January 1 of each year commencing April 1, 2014, and until but not including April 15, 2015, and (ii) commencing on April 15, 2015 and thereafter, on each April 1 and October 1, based upon a Reserve Report prepared as of the immediately preceding January 1 and July 1, respectively, and (b) each Optional Scheduled Redetermination Date (or, in the case of both of the foregoing clauses (a) and (b), such date promptly thereafter as reasonably practicable).

“Scheduled Redetermination Effective Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Obligations” means any and all amounts owing or to be owing by the Borrower, any Guarantor or any other Restricted Subsidiary (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including any renewals, extensions or rearrangements thereof): (a) to any Agent, the Issuing Bank or any Lender under any Loan Document, including, without limitation, all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Credit Party (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) to any Secured Swap Provider under any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (i) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by a Secured Swap Provider to another Secured Swap Provider that is not a Lender or an Affiliate of a Lender; (c) to any Bank Products Provider in respect of Bank Products, but excluding any additional transactions or confirmations entered into (i) after such Bank Products Provider ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by a Bank Products Provider to another Bank Products Provider that is not a Lender or an Affiliate of a Lender; provided that solely with respect to any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Secured Obligations” owing by such Guarantor.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Bank Products Providers and Secured Swap Providers, and “Secured Party” means any of them individually.

“Secured Swap Provider” means any (a) Person that is a party to a Swap Agreement with the Borrower or any of its Restricted Subsidiaries that entered into such Swap Agreement before or while such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender.

“Security Instruments” means the Guaranty Agreement and any and all other mortgages, deeds of trust and other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligation pursuant to this Agreement) in connection with, or as security for the payment or performance of the Secured Obligations.

“Services Agreement” means that certain Administrative Services Agreement dated as of January 20, 2011 between the Borrower and Operating.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that (a) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Restricted Subsidiaries shall be a Swap Agreement and (b) no purchase or sale agreement for the physical delivery of Hydrocarbons entered into in the ordinary course of business shall be a Swap Agreement unless such agreement (i) is a futures contract that is quoted or traded on a national board of exchange or (ii) has a term of longer than 90 days and requires a party to pay a fixed price for the Hydrocarbons to be delivered.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of United States federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Threshold Amount” means, at any time, the greater of (a) five percent (5%) of the Borrowing Base in effect at such time and (b) $10,000,000.

“Total Commitments Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the total Commitments of the Lenders in effect on such day.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Undrawn Facility Fee Rate” refers to the term so used in the first column and last row of the grid in the definition of “Applicable Margin”.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 7.14 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.20.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f).

“Wells” means (i) a well drilled for the purpose of producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons, associated with the Borrower’s or any Restricted Subsidiary’s interest in any oil and gas lease or lands pooled therewith and (ii) any water production or disposal well, injection well or other wells located on or allocable to the Hydrocarbon Interests or lands pooled therewith, whether producing, shut-in, abandoned or temporarily abandoned.

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Credit Party or the Administrative Agent.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, all Unrestricted Subsidiaries and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to the Borrower or any Restricted Subsidiary, which shall be deemed to be income to the Borrower or such Restricted Subsidiary when actually received by it.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $200,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. If requested by a Lender, the Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, or (iii) any Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), as of the effective date of such increase, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered, to the extent such Lender is then holding a Note, on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note. Failure to make any such recordation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Borrowing Base, the Aggregate Elected Commitment Amounts, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the least of (x) the Aggregate Maximum Credit Amounts, (y) the then effective Borrowing Base, and (z) the Aggregate Elected Commitment Amounts).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to the Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by the Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand without duplication, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower and without regard to Section 5.02, the interest rate applicable to the Adjusted LIBO Rate for an Interest Period of one month. If such Lender remits to the Administrative Agent its share of the Borrowing, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts; Optional Increase and Reduction of Aggregate Elected Commitment Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time any of the Aggregate Maximum Credit Amounts, the Borrowing Base or the Aggregate Elected Commitment Amounts is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments or (2) the Aggregate Maximum Credit Amount would be less than $1,000,000 (unless, with respect to this clause (2), the Aggregate Maximum Credit Amounts are reduced to $0.00), and (C) upon any reduction of the Aggregate Maximum Credit Amounts that results in the Aggregate Maximum Credit Amounts being less than the Aggregate Elected Commitment Amounts, the Aggregate Elected Commitment Amounts shall be automatically reduced (ratably among the Lenders) so that they equal the Aggregate Maximum Credit Amounts as so reduced.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c) Optional Increase and Reduction of Aggregate Elected Commitment Amounts.

(i) Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Elected Commitment Amounts then in effect by increasing the Elected Commitment of a Lender or, with the consent of the Administrative Agent and each Issuing Bank (such consent not to be unreasonably withheld), by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower or an Affiliate of the Borrower.

(ii) Any increase in the Aggregate Elected Commitment Amounts shall be subject to the following additional conditions:

(A) such increase shall not be less than $25,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amounts exceed the Borrowing Base then in effect;

(B) following any Scheduled Redetermination Date, the Borrower may not increase the Aggregate Elected Commitment Amounts more than once before the next Scheduled Redetermination Date;

(C) no Default shall have occurred and be continuing on the effective date of such increase;

(D) on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays compensation required by Section 5.02;

(E) no Lender’s Elected Commitment may be increased without the consent of such Lender;

(F) if the Borrower elects to increase the Aggregate Elected Commitment Amounts by increasing the Elected Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Elected Commitment Increase Certificate”); and

(G) if the Borrower elects to increase the Aggregate Elected Commitment Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit J (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, the Additional Lender and/or the Administrative Agent.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid compensation required by Section 5.02): (A) the amount of the Aggregate Elected Commitment Amounts shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amounts.

(iv) Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii) and the Administrative Questionnaire referred to in Section 2.06(c)(ii), if applicable, the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Elected Commitment Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

(v) Upon any increase in the Aggregate Elected Commitment Amounts pursuant to this Section 2.06(c), (A) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable

Percentage equals the percentage of the Aggregate Elected Commitment Amounts represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, and (B) Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of each Lender (including any Additional Lender) as thereby increased, any changes in the Lenders’ Maximum Credit Amounts pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages.

(vi) The Borrower may from time to time reduce the Aggregate Elected Commitment Amounts; provided that (A) each reduction of the Aggregate Elected Commitment Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amounts.

(vii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amounts under Section 2.06(c)(iv) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c)(vii) shall be irrevocable. Any termination or reduction of the Aggregate Elected Commitment Amounts shall be permanent and may not be reinstated, except pursuant to Section 2.06(c)(i). Each reduction of the Aggregate Elected Commitment Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from the Effective Date to but excluding the date that the conditions set forth in Section 6.03 are satisfied as provided therein, the amount of the Borrowing Base shall be $0.00. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments in between Scheduled Redeterminations from time to time pursuant to Section 6.03, Section 8.13(c) and Section 9.12.

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on each Scheduled Redetermination Effective Date. The Borrower may elect for any February 1 or August 1 of any calendar to be a Scheduled Redetermination Date by designating in writing to the Administrative Agent such date as an Optional Scheduled Redetermination Date (which designation must be made no later than the date on which the Scheduled Redetermination scheduled for the immediately preceding April 1, July 1, October 1 and January 1, as applicable, becomes effective. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, or, at the direction of the Required Lenders, shall, by notifying the Borrower thereof, one time between two successive Scheduled Redetermination Effective Dates that are not Optional Scheduled Redetermination Dates, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the Borrower’s other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts or the maximum amount therefor permitted under the Permitted 2013 Bond Documents;

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by the Borrowing Base Increase Requisite Lenders as provided in this Section 2.07(c)(iii) (and after giving effect to any reallocation described in Section 2.07(c)(iv)); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have twenty (20) days thereafter to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. At the end of such twenty (20) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 20-day period, the Borrowing Base Increase Requisite Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 20-day period, the Borrowing Base Increase Requisite Lenders or the Required Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to (x) in the case of a decrease or reaffirmation, a number of the Lenders sufficient to constitute the Required Lenders and (y) in the case of an increase, the Borrowing Base Increase Requisite Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(iv) If any Proposed Borrowing Base that would increase the Borrowing Base then in effect has been approved by the Borrowing Base Increase Requisite Lenders, and a Lender has timely communicated its disapproval of such Proposed Borrowing Base (each, a “Dissenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to the applicable Dissenting Lender and the Administrative Agent, (A) replace one or more Dissenting Lenders in accordance with the terms of Section 5.04(b) with Lenders that approve such Proposed Borrowing Base, (B) if the Borrower can identify non-Dissenting Lenders or, with the consent of the Administrative Agent and each Issuing Bank (such consent not to be unreasonably withheld), other Persons that are not Lenders at such time that, in either case, agree to do so in their sole discretion, elect for all (but not less than all) of each such Dissenting Lender’s Increase Portion to be reallocated among such non-Dissenting Lenders and such other Persons in a manner, and subject to documentation and terms, in each case reasonably acceptable to the Borrower, such non-Dissenting Lenders, such other Persons and the Administrative Agent, and Annex I hereto shall be deemed amended to reflect all of the foregoing, or (C) elect to proceed with a combination of replacing one or more Dissenting Lenders as set forth in the preceding clause (A) and reallocating non-replaced Dissenting Lenders’ Increase Portions. Notwithstanding anything to the contrary contained in this Agreement, if the actions contemplated by the foregoing clauses (A), (B) and (C) are not effectuated for any reason and any Dissenting Lender has not either been replaced or had its entire Increase Portion reallocated in accordance with the foregoing, then the Proposed Borrowing Base shall be deemed not to be approved by the Borrowing Base Increase Requisite Lenders.

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by the Borrowing Base Increase Requisite Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii) and Section 2.07(c)(iv), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the applicable Scheduled Redetermination Date following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Effective Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 8.13(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Automatic Reduction of the Borrowing Base in connection with the issuance of Permitted Unsecured Debt. Notwithstanding anything to the contrary contained herein, if the Borrower issues any Permitted Unsecured Debt (other than any Permitted 2013 Bond Debt) after the date hereof, on each Date of Issuance (as defined in the definition of Permitted Unsecured Debt) the Borrowing Base then in effect shall be reduced automatically by an amount equal to the product of 0.25 and the stated principal amount of the Permitted Unsecured Debt so issued. The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon such Date of Issuance and shall remain in effect until the next date as of which the Borrowing Base is redetermined pursuant to this Agreement. For purposes of this Section 2.07(f), if any such Permitted Unsecured Debt is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit (or the amendment, renewal or extension of outstanding Letters of Credit) for its own account or for the account of any of its Restricted Subsidiaries, and Issuing Bank shall issue, amend, renew or extend such Letters of Credit, in each case in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if (i) a Borrowing Base Deficiency exists at such time or, if after giving effect thereto, would exist or (ii) if after giving effect thereto, the LC Exposure exceeds the LC Commitment. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and the Aggregate Elected Commitment Amounts and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application or any Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of

Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement and has not received reimbursement thereof by 12:00 noon, New York City time, on the day that it has given the Borrower notice thereof on or before 10:00 a.m., New York City time, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank; Designation of Additional Issuing Banks.

(i) The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) From time to time, the Borrower may by notice to the Administrative Agent designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by a joinder agreement (an “Issuing Bank Agreement”), which shall be in a form reasonably satisfactory to such Lender, the Borrower and the Administrative Agent, shall set forth the agreement of such Lender to become an Issuing Bank hereunder and shall be executed by such Lender, the Borrower and the Administrative Agent and, from and after the effective date of such Issuing Bank Agreement, (A) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (B) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank. Notwithstanding anything to the contrary contained herein, in no event may there be more than three (3) Issuing Banks at any one time under this Agreement.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives written notice from the Administrative Agent or the Majority Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.08(j), (ii) the LC Exposure exceeds the LC Commitment at any time as a result of a reduction in the Borrowing Base or (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, in the case of the LC Exposure exceeding the LC Commitment, the amount of such excess, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Guarantor described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Restricted Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents and, other than as set forth herein, so long as any such obligations remain outstanding, the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option of the Administrative Agent and with the written consent of the Borrower, but at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall cease to be Cash Collateral and shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived and the Administrative Agent shall no longer shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account (except to the extent otherwise provided by the Loan Documents). If the Borrower is required to provide an amount of Cash Collateral pursuant to subclause (j)(ii) of this Section, then such amount (to the extent not applied as aforesaid) shall cease to be Cash Collateral and shall be returned to the Borrower within three Business Days after the LC Exposure no longer exceeds the LC Commitment as a result of a reduction in the Borrowing Base and the Administrative Agent shall no longer shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account (except to the extent otherwise provided by the Loan Documents).

(k) Cash Collateralization of Fronting Exposure. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.09(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines in good faith that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.08(k) or Section 2.09 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.08(k) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.09 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such amount shall cease to be Cash Collateral and shall be returned to the Borrower within three Business Days after such Cash Collateral shall no longer be required to be held pursuant to this Section 2.08(k) and the Administrative Agent shall no longer shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account (except to the extent otherwise provided by the Loan Documents).

Section 2.09 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any Loan Document shall be restricted as set forth in the definition of Borrowing Base Increase Requisite Lenders, Borrowing Base Super Majority Lenders, Majority Lenders, or Required Lenders, as applicable.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(k); fourth, as the Borrower may request (so long as no Default or Event of Default then exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(k); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower or any of its Subsidiaries as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any of its Subsidiaries against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.09(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.09(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) A Defaulting Lender shall not be entitled to receive any Commitment Fee or any fee in respect of participations in Letters of Credit pursuant to Section 3.05(b), in each case, for any period during which that Lender is a Defaulting Lender (and the

Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided, however, that a Defaulting Lender shall be entitled to receive fees in respect of participations in Letters of Credit pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.08(k).

(B) The Borrower shall (1) pay to each Non-Defaulting Lender that portion of any fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Bank, as applicable, the amount of any fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay any other amount in respect of any fee payable pursuant to this clause (iii).

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, if requested by the Administrative Agent, the Borrower shall represent and warrant that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.08(k).

(b) If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.09(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest on the principal balance thereof from time to time outstanding at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest on the principal balance thereof from time to time outstanding at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount from time to time outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing with such Interest Period shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing with such Interest Period, such Borrowing shall be made either for another Interest Period (subject to application of this Section 3.03 thereto) or as an ABR Borrowing or at an alternate rate of interest determined by the Majority Lenders as their cost of funds.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), or any reduction of the Aggregate Elected Commitment Amounts pursuant to Section 2.06(c), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.08(j).

(ii) Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 or Section 8.13(c), if there exists a Borrowing Base Deficiency, then the Borrower shall within ten (10) Business Days following receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, provide written notice (the “Election Notice”) to the Administrative Agent stating the action which the Borrower proposes to take to eliminate such Borrowing Base Deficiency, and the Borrower shall thereafter, at its option, either

(A) within thirty (30) days following its delivery of the Election Notice, by instruments reasonably satisfactory in form and substance to the Administrative Agent, provide the Administrative Agent with additional security consisting of Oil and Gas Properties with value and quality satisfactory to the Administrative Agent and the Required Lenders in their sole discretion to eliminate such Borrowing Base Deficiency,

(B) within thirty (30) days following its delivery of the Election Notice, prepay the Borrowings in an amount sufficient to eliminate such Borrowing Base Deficiency and, if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount necessary to eliminate such remaining Borrowing Base Deficiency to be held as Cash Collateral as provided in Section 2.08(j),

(C) elect to prepay (and thereafter pay) the principal amount necessary to eliminate such Borrowing Base Deficiency in not more than three (3) equal monthly installments plus accrued interest thereon with the first such monthly payment being due within thirty (30) days following its delivery of the Election Notice (and, if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount necessary to eliminate such remaining Borrowing Base Deficiency to be held as Cash Collateral as provided in Section 2.08(j)), or

(D) by any combination of prepayment and additional security as provided in the preceding clauses (A), (B) or (C), eliminate such Borrowing Base Deficiency; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii) Promptly following any sale, lease, conveyance, disposition or other transfer by any Credit Party of any of its Proved Reserves, without duplication, or any termination or other monetization by any Credit Party of any Swap Agreement in respect of commodities, other than as permitted by Section 9.12, and immediately after giving effect thereto there exists a Borrowing Base Deficiency, then the Borrower shall, within thirty (30) days following such occurrence, eliminate such Borrowing Base Deficiency from the Net Proceeds of such sale, lease, conveyance, disposition, transfer, termination or monetization. Nothing in this paragraph is intended to permit any Credit Party to sell Property other than pursuant to Section 9.12, and any such non-permitted sale will constitute a breach of this Agreement.

(iv) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium, penalty or other expense, except as required under Section 5.02 and Section 12.03.

Section 3.05 Fees.

(a) Undrawn Facility Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender an undrawn facility fee, which shall accrue at the applicable Undrawn Facility Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from the date of this Agreement and to but excluding the Termination Date. Accrued undrawn facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All undrawn facility fees shall be computed on the basis of a year of 360 days, unless (and if applicable) such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.20% per annum on the average daily amount of the LC Exposure

(excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless (and if applicable) such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(d) Defaulting Lender Fees. Subject to Section 2.09, the Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender’s ratable share of the fees described in Section 3.05(a) and (b) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply); provided further that in the event that any Defaulting Lender shall exercise any such right of setoff, counterclaim or other similar right (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.03 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, any Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the

Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments or any other Loan Document, until the occurrence of an Event of Default (and then, only during the continuance thereof), (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to and used by the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered; provided, however, no Lender or Issuing Bank shall claim, or be entitled to claim, from the Borrower the payment of any amount referred to in this Section 5.01(b) if it is not generally claiming similar compensation from other similar customers in similar circumstances.

(c) Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Credit Parties shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after the Borrower’s receipt of written demand therefor and certificate hereinafter provided for, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their respective obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Defined Terms. For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or (iii) any Lender gives a notice pursuant to Section 5.05, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (1) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 5.05, as applicable, and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01 or gives a notice pursuant to Section 5.05, and in each case does not designate a different lending office or make an assignment as contemplated in Section 5.04(a), (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender hereunder, or (iv) if any Lender is a Dissenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arranger and the Lenders shall have received all fees and amounts agreed in writing and due and payable to each of them on or prior to the Effective Date, and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws (or comparable organizational documents for any Credit Parties that are not corporations) of the General Partner, the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the General Partner, the Borrower and each Guarantor.

(d) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e) The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

(f) The Administrative Agent shall have received a certificate of insurance coverage of the Credit Parties evidencing that the Credit Parties are carrying insurance in accordance with Section 7.12.

(g) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(h) The Administrative Agent shall have received the financial statements referred to in Section 7.04(a).

(i) The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and its Restricted Subsidiaries (other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03) for each jurisdiction requested by the Administrative Agent.

(j) The Administrative Agent shall have received, and satisfactorily completed its review of, all due diligence information regarding the Credit Parties as it shall have requested including, without limitation, information regarding litigation, tax matters, accounting matters, insurance matters, labor matters, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, contingent liabilities and other legal matters of the Borrower and its Subsidiaries.

(k) The capitalization structure and equity ownership of each Credit Party after giving effect to the Transactions shall be reasonably satisfactory to the Administrative Agent in all material respects.

(l) The Administrative Agent shall have received from the Credit Parties, to the extent requested by the Lenders or the Administrative Agent, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(m) The Administrative Agent shall have received, and satisfactorily completed its review of, a copy of the Services Agreement and all amendments thereto certified as being a true and correct copy thereof by a Responsible Officer of the Borrower.

(n) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of its Restricted Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., New York City time, on February 18, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Borrowing Base Deficiency shall have occurred and be continuing.

(b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any such representation and warranty is qualified by materiality, such representation and warranty (as so qualified) shall continue to be true and correct in all respects.

(c) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) and (b).

Section 6.03 Conditions to Initial Borrowing Base Increase. The Borrowing Base and Aggregate Elected Commitments shall be automatically increased without any further action required by any party hereto to an amount equal to $50,000,000 upon the satisfaction of each of the following conditions precedent:

(a) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit E, including mortgages such that the Administrative Agent shall be satisfied that such Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d), (f), (i) and (j) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the value of the Borrower’s and its Restricted Subsidiaries’ Proved Reserves evaluated in the Initial Reserve Report.

(b) The Administrative Agent shall have received an opinion of (i) Fulbright & Jaworski LLP, special counsel to the Borrower, and (ii) Thompson Hine LLP, local counsel in the State of Ohio, in each case in form and substance reasonably acceptable to the Administrative Agent.

(c) The Administrative Agent shall have received title information as the Administrative Agent may require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(d) The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(e) The Administrative Agent shall have received the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).

(f) The Administrative Agent shall have received appropriate UCC search certificates and county-level real property record search results reflecting no prior Liens encumbering the Properties of the Borrower and its Restricted Subsidiaries (other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03) for each jurisdiction requested by the Administrative Agent.

(g) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The obligations of the Lenders to increase the Borrowing Base as provided in this Section 6.03 shall expire unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., New York City time, on the date that is 30 days after the Effective Date.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or equivalent power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person) to be obtained or made by the Borrower or any Guarantor, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document against the Borrower or any Guarantor, as the case may be, or the consummation of the transactions by the Borrower or any Guarantor contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any law or regulation applicable to, or the charter, bylaws or other organizational documents of, the Borrower or any Restricted Subsidiary or any order of any Governmental Authority applicable to the Borrower or any Restricted Subsidiary, (c) will not result in a breach of, or default under, any indenture, financing agreement or other material instrument binding upon the Borrower or any Restricted Subsidiary or any of their Proved Reserves or other material Properties (including, without limitation, any Permitted 2013 Bond Document), or give rise to a right thereunder to require any payment to be made by the Borrower or such Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its audited balance sheet and related statements of income or operations, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2012, reported on by Grant Thornton LLP (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP consistently applied and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2013, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments, reclassifications and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) Since December 31, 2013, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. No event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect is disclosed in the Borrower’s consolidated audited balance sheet and related statements of income or operations, stockholders equity and cash flows for the fiscal year ended December 31, 2013.

(c) On the date hereof, the Borrower has no material Debt (including Disqualified Capital Stock) or contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary (i) not fully covered by insurance (except for normal deductibles), which if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that challenge the validity or enforceability of any Loan Document or any provisions thereof or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Borrower and its Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) the Borrower and its Subsidiaries have obtained all Environmental Permits required for their respective operations as currently conducted and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or its Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no written claims or demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties;

(d) none of the Properties of the Borrower or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s Properties except in compliance with Environmental Laws, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f) neither the Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties;

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or its Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and

(h) the Borrower and its Subsidiaries have made available to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and material correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or the Subsidiaries’ possession or control and or operations thereon.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Proved Reserves and other material Property and all agreements and other instruments binding upon it or such Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of such Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Restricted Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Restricted Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Restricted Subsidiary or any of their Properties is bound.

(c) No Default or Borrowing Base Deficiency has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Borrower and its Restricted Subsidiaries has timely (taking into account any applicable extensions available and permitted under applicable law) filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien (other than an Excepted Lien) has been filed with respect to the Properties of the Borrower and the Restricted Subsidiaries and, to the knowledge of the Borrower, no written claim is being asserted by any Governmental Authority with respect to any material unpaid Tax that could give rise to any such Tax Lien.

Section 7.10 ERISA.

(a) The Borrower, its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, no act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(e) Full payment when due has been made of all amounts which the Borrower, its Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

Section 7.11 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12 Insurance. The Borrower has, and has caused all of its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Restricted Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13 Restriction on Liens. Neither the Borrower nor any of its Restricted Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of their Properties (other than any such Properties excluded from collateral herefor under the provisions of any Loan Document) to secure the Secured Obligations and the Loan Documents.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries and the Borrower has no Foreign Subsidiaries. Each Restricted Subsidiary on such schedule is a Wholly-Owned Subsidiary. Schedule 7.14 identifies each Subsidiary as either a Restricted Subsidiary or an Unrestricted Subsidiary.

Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is the State of Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Eclipse Resources I, LP; and the organizational identification number of the Borrower in its jurisdiction of organization is 4929500 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(c)). Each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(j)).

Section 7.16 Properties; Titles, Etc.

(a) Subject to Immaterial Title Deficiencies, each of the Borrower and the Restricted Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to Immaterial Title Deficiencies and Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and its Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) All of the Properties of the Borrower and its Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition, ordinary wear and tear excepted, and are maintained in accordance with prudent business standards for companies engaged in the business of oil and gas exploration and production.

(e) The Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the producing Wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Restricted Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such Wells are, in fact, bottomed under and are producing from the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Restricted Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned or controlled by the Borrower or any of its Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Restricted Subsidiaries, in a manner consistent with the Borrower’s or its Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18 Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.19 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20 Swap Agreements and Eligible Contract Participant. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements (other than the Security Instruments) relating thereto (including any margin required or supplied thereunder) and the counterparty to each such agreement. The Borrower is a Qualified ECP Guarantor.

Section 7.21 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to provide working capital for exploration and production operations, for acquisitions of Oil and Gas Properties permitted hereunder and for general corporate, partnership or equivalent purposes. The Borrower and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22 Solvency. Immediately after giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business in which they are engaged as such businesses are conducted as of the Effective Date and are proposed to be conducted after the Effective Date.

Section 7.23 Foreign Corrupt Practices. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower or any Subsidiary after reasonable inquiry,

any director, officer, agent, or employee of the Borrower or any of its Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrower and its Subsidiaries have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.24 OFAC. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower or any Subsidiary after reasonable inquiry, any director, officer, agent, or employee of the Borrower or any of its Subsidiaries, is currently subject to any material United States sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

Section 7.25 Money Laundering. The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened in writing.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2013 (or shorter period if as provided for by applicable law), its audited consolidated balance sheet and related statements of income or operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or shorter period if as provided for by applicable law), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, reclassifications and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the then-applicable financial ratios set forth in Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of (A) until the audited financial statements referred to in Section 8.01(a) are initially delivered pursuant to such Section, the Financial Statements, and (B) with respect to audited financial statements delivered after the date hereof pursuant to Section 8.01(a), the most recently prepared audited financial statements delivered pursuant to Section 8.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Certificate of Financial Officer – Swap Agreements. Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date (i) a true and complete list of all Swap Agreements of the Borrower and each Restricted Subsidiary which are in effect on such date, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement and (ii) a list of all Persons purchasing Hydrocarbons from the Borrower or any Restricted Subsidiary.

(e) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance customarily obtained from, and provided by, insurers or their agents for these purposes, and, if reasonably requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Restricted Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Restricted Subsidiary which results in, or could reasonably be expected to result in, a Material Adverse Effect, and a copy of any response by the Borrower or any such Restricted Subsidiary, or the board of directors (or comparable governing body) of the Borrower or any such Restricted Subsidiary, to such letter or report.

(g) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by the Borrower or any Restricted Subsidiary pursuant to the terms of any preferred stock designation, indenture (other than the 2013 Indenture), loan or credit or other similar agreement to which any of them is a party, other than any Loan Document and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h) Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Restricted Subsidiary intends to sell, transfer, assign or otherwise dispose of any Proved Reserves or any Equity Interests in any Restricted Subsidiary in accordance with Section 9.12, reasonable prior written notice (and in any event not less than five Business Days’ prior notice) of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender.

(i) Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, after the occurrence of any Casualty Event or the commencement of any action or proceeding of which the Borrower has knowledge and that could reasonably be expected to result in a Casualty Event.

(j) Information Regarding the Borrower and Guarantors. Prompt written notice (and in any event within thirty (30) days prior thereto or such shorter period as agreed by the Administrative Agent and the Borrower which permits the Administrative Agent to take timely any applicable required steps or action) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.

(k) Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, bylaws, certificate or articles of organization, regulations, any preferred stock designation or any other governance document of the Borrower or any Guarantor.

(l) Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted

Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(m) Permitted 2013 Bond Debt. Promptly, but in any event within five (5) Business Days after (i) such delivery, copies of any financial report (other than any reports that are substantially similar to those required by this Agreement) or notice required to be delivered to any holder of Permitted 2013 Bond Debt, pursuant to the Permitted 2013 Bond Documents, which report or notice has not been delivered to the Lenders hereunder or (ii) receipt by the Borrower, copies of any notice of default or notice requiring repurchase, in whole or part, of any notes issued under the 2013 Indenture, sent by any holder of Permitted 2013 Bond Debt pursuant to the terms of the Permitted 2013 Bond Documents.

(n) Change in General Partner. Prompt written notice (and in any event within thirty (30) days prior thereto or such shorter period as agreed by the Administrative Agent and the Borrower which permits the Administrative Agent to take timely any applicable required steps or action) of any change in the general partner of the Borrower, which written notice shall be accompanied by such organizational documents, authorizing resolutions, incumbency certificates, good standing certificates, legal opinions and other documents or information as may be reasonably requested by the Administrative Agent in connection therewith.

(o) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

Any of the foregoing may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower files such reports and other information on a freely accessible page of its website or provides a link thereto, (ii) on which such documents are delivered to the Administrative Agent or (iii) on which such documents are filed with the SEC via the EDGAR filing system (or any successor system). At any time during which the Borrower is required to file reports with the SEC pursuant to Section 13 or 15 of the Securities Exchange Act of 1934, as amended, the filing of an Annual Report on Form 10-K and Quarterly Reports on Form 10-Q will be deemed to satisfy the Borrower’s obligations under Sections 8.01(a) and (b) so long as such reports comply with rules and regulations promulgated by the SEC with respect to the preparation thereof.

(p) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt (and in any event within five (5) Business Days after the Borrower’s knowledge of the occurrence thereof) written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of the Threshold Amount, not fully covered by insurance, subject to normal deductibles; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the businesses of each of the Borrower and the Restricted Subsidiaries and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other transaction permitted under Section 9.11 or Section 9.12.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its material obligations, including material Tax liabilities of the Borrower and all of its Restricted Subsidiaries, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Restricted Subsidiary.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to so operate and comply could not reasonably be expected to have a Material Adverse Effect;

(b) maintain and keep in good working order (ordinary wear and tear excepted) all of its Proved Reserves and other Properties material to the conduct of its business, including, without limitation, all of such equipment, machinery and facilities;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements that are material to the conduct of its business and affecting or pertaining to its Proved Reserves and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Proved Reserves and other Properties that are material to the conduct of its business; and

(e) to the extent the Borrower is not the operator of any Hydrocarbon Interests in which it owns an interest, the Borrower shall use commercially reasonable efforts to cause the operator to attempt to comply with this Section 8.06 in respect to such Hydrocarbon Interests to the extent that the Borrower has knowledge that such operator is not doing so in all material respects.

Section 8.07 Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance (a) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent.

Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary and, if the following books and records of the Borrower are established or maintained by Operating pursuant to the Services Agreement, cause Operating to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, in each case, to the extent required in accordance with GAAP. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (provided that if the Administrative Agent, any Lender or their respective representatives conduct more than one (1) such inspection during any twelve-month period, any expenses incurred by the Administrative Agent, such Lender or their respective representatives for such inspections (other than the first such inspection during such period by such Person) shall be borne by such Person if an Event of Default does not then exist), and in each case, except for such records and affairs that are subject to contractual confidentiality restrictions or attorney-client privilege; provided, further, that if the foregoing books and records are established or maintained by Operating pursuant to the Services Agreement, upon such reasonable prior notice, the Borrower shall designate any such representative designated by the Administrative Agent or any Lender to be the Borrower’s representative pursuant to Section 7.3 of the Services Agreement.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10 Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation, which claim for damages or compensation could reasonably be expected to result in a Material Adverse Effect; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five (5) Business Days after the Borrower obtains knowledge thereof, notify the Administrative Agent and the Lenders in writing of any written, threatened action, investigation or inquiry by any Governmental Authority or any written, threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of the Threshold Amount, not fully covered by insurance, subject to normal deductibles.

(c) The Borrower will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon the reasonable request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

Section 8.11 Further Assurances.

(a) The Borrower will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent.

Section 8.12 Reserve Reports.

(a) On or before April 1st, July 1st, October 1st and January 1st of each year commencing April 1, 2014, and until but not including April 1, 2015, and on or before April 1st and October 1st of each year, commencing April 1, 2015, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating at least 95% of the net present value of the Oil and Gas Properties constituting Proved Reserves of the Borrower and its Restricted Subsidiaries as of the immediately preceding January 1st, April 1st, July 1st and October 1st. In addition, on or before any January 1st or July 1st, as applicable, immediately preceding any Optional Scheduled Redetermination Date, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating at least 95% of the net present value of the Oil and Gas Properties that constitute Proved Reserves of the Borrower and its Restricted Subsidiaries with an “as of” date that is four months prior to the applicable Scheduled Redetermination Date or otherwise reasonably acceptable to the Administrative Agent. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and each other Reserve Report required hereunder shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than forty-five (45) days following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders (i) a certificate from a Responsible Officer certifying that in all material respects: (A) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (B) subject to Immaterial Title Deficiencies, the Borrower or its Restricted Subsidiaries owns good and defensible title to the Proved Reserves of the Borrower and its Restricted Subsidiaries evaluated in such Reserve Report and such Properties are free of all Liens except for Excepted Liens and Liens securing the Secured Obligations, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Restricted Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) none of their Oil and Gas Properties constituting Proved Reserves have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of such Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (E) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (F) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties evaluated in such Reserve Report that the value of such Mortgaged Properties represent in compliance with Section 8.14(a), and (ii) a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Proved Reserves of the Borrower and its Restricted Subsidiaries, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month. In addition, the Borrower shall provide to the Administrative Agent a report referred to in the foregoing clause (ii) upon the reasonable request of the Administrative Agent, provided that the Administrative Agent may not request such a report more than two times in any 12-month period.

Section 8.13 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance reasonably requested by the Administrative Agent pursuant to generally accepted exploration and production industry considerations, and covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Proved Reserves of the Borrower and its Restricted Subsidiaries evaluated by such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days after notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an aggregate equivalent value or (iii) deliver title information in form and substance reasonably requested by the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Proved Reserves of the Borrower and its Restricted Subsidiaries evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Proved Reserves of the Borrower and its Restricted Subsidiaries evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders: such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Proved Reserves of the Borrower and its Restricted Subsidiaries. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14 Collateral and Guaranty Agreements.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)) to ascertain whether the Mortgaged Properties represent at least 80% of the value of the Proved Reserves of the Borrower and its Restricted Subsidiaries evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, or shall cause one or more of its Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Secured Obligations a first-priority Lien (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties of the Credit Parties which constitute Proved Reserves not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value.

(b) In the event that (i) the Borrower creates or acquires any Domestic Subsidiary or (ii) any Domestic Subsidiary incurs or guarantees any Debt (including, without limitation, the Permitted 2013 Bond Debt), the Borrower shall promptly cause such Restricted Subsidiary to execute and deliver the Guaranty Agreement (or a supplement thereto, as applicable) pursuant to which such Domestic Subsidiary shall guarantee the Secured Obligations. In connection with any such guaranty, the Credit Party that owns the Equity Interests in any such new Domestic Subsidiary shall execute and deliver a Guaranty Agreement (or a supplement thereto, as applicable) pursuant to which such Credit Party will pledge all of its Equity Interests in such new Domestic Subsidiary to secure the Secured Obligations. In connection with the foregoing, the Credit Parties shall (i) deliver original stock certificates, if any, evidencing the Equity Interests of such new Domestic Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof and (ii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) Notwithstanding any provision in any of the Loan Documents to the contrary, no Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Credit Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided, that (A) the applicable Credit Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall, to the extent otherwise required hereunder, be included in the Mortgaged Property and shall, to the extent otherwise required hereunder, be encumbered by the Security Instruments and (B) the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Excepted Liens or Liens of a similar nature.

(d) All Liens required to be created by Section 8.14(a) will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary grants a Lien on its Oil and Gas Properties pursuant to Section 8.14(a) and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(e) The Borrower hereby guarantees the payment of all Secured Obligations of each Credit Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under its respective Guaranty Agreement and other Security Instruments including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.14(e) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.14(e), or otherwise under this Agreement or any Loan Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.14(e) shall remain in full force and effect until the Secured Obligations are Paid In Full In Cash. The Borrower intends that this Section 8.14(e) constitute, and this Section 8.14(e) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Credit Party (other than the Borrower) for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.15 ERISA. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly following any request therefor, copies of each annual and other report with respect to each Plan or any trust created thereunder filed with the United Stated Department of Labor or the Internal Revenue Service, (b) promptly upon becoming aware of the occurrence of any non-exempt “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder which can reasonably be expected to result in material liability, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto and (c) promptly upon the closing of a transaction under which the Borrower, any of the Subsidiaries or an ERISA Affiliate acquires, or assumes an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, (x) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (y) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature of such transaction and details thereof as may be reasonably requested by the Administrative Agent.

Section 8.16 Unrestricted Subsidiaries. The Borrower:

(a) will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries;

(b) will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries;

(c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Restricted Subsidiary; and

(d) will not permit any Unrestricted Subsidiary to have any Debt other than Non-Recourse Debt.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Interest Coverage Ratio. The Borrower will not, as of the last day of any fiscal quarter ending on or after March 31, 2014 and subject to the proviso set forth in the definition of EBITDAX, permit its ratio of EBITDAX for the period of four fiscal quarters then ending to Cash Interest Expense for such period of four fiscal quarters then ending to be less than 2.5 to 1.0.

(b) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter ending on or after March 31, 2014, its ratio of (i) (A) consolidated current assets (excluding non-cash assets under ASC 815) plus (without duplication) (B) the unused amount of the total Commitments (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement, including, without limitation, Section 6.02 hereof) to (ii) consolidated current liabilities (excluding non-cash obligations under ASC 815 and current maturities under this Agreement) to be less than 1.00 to 1.00.

Section 9.02 Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Secured Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Secured Obligations arising under the Loan Documents;

(b) Debt of the Borrower and its Restricted Subsidiaries existing on the date hereof that is reflected on Schedule 9.02;

(c) contingent obligations as a non-operator under oil and gas operating agreements and contingent obligations under gas sale contracts for make-up volumes on sales of gas, in each case incurred in the ordinary course of business;

(d) Debt under Capital Leases or that constitutes Purchase Money Indebtedness; provided that such Debt shall not to exceed $5,000,000 in aggregate principal amount at any one time outstanding;

(e) Debt incurred to finance the acquisition, construction or improvement of the Borrower’s corporate headquarters office building; provided that such Debt shall not to exceed $10,000,000 in aggregate principal amount at any one time outstanding;

(f) Debt associated with bonds, letters of credit, surety or similar obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(g) intercompany Debt between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Guaranty Agreement.

(h) endorsements of negotiable instruments for collection in the ordinary course of business;

(i) Debt which represents an extension, refinancing, or renewal of any of the foregoing; provided that, (i) the principal amount of such Debt is not increased (other than by the costs, fees, and expenses and by accrued and unpaid interest and premium paid in connection with any such extension, refinancing or renewal), (ii) the interest rate of such Debt is not increased, (iii) any Liens securing such Debt are not extended to any additional property of any Credit Party, (iv) no Credit Party that is not originally obligated with respect to repayment of such Debt is required to become obligated with respect thereto, (v) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Debt so extended, refinanced or renewed, (vi) the terms of any such extension, refinancing, or renewal are not materially more restrictive to the obligor thereunder, taken as a whole, than the original terms of such Debt and (vii) if the Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Debt must include subordination terms and conditions that are at least as favorable to the Secured Parties as those that were applicable to the refinanced, renewed, or extended Debt;

(j) (i) Permitted 2013 Bond Debt described in clause (a) of the definition thereof, and (ii) Debt which represents an extension, refinancing, or renewal thereof; provided that, (A) the principal amount of such Debt is not increased (other than by the costs, fees, and expenses and by accrued and unpaid interest and premium paid in connection with any such extension, refinancing or renewal), (B) the interest rate of such Debt is not increased above the market rate of interest at the time of such extension, refinancing or renewal, (C) no Credit Party that is not obligated pursuant to the terms of the Permitted 2013 Bond Documents with respect to repayment of such Debt is required to become obligated with respect thereto, (D) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Debt so extended, refinanced or renewed and such extension, refinancing or renewal does not result in any principal amount owing in respect of Permitted 2013 Bond Debt becoming due earlier than the date that is 365 days following the Maturity Date, and (E) the terms of any such extension, refinancing, or renewal are not materially less favorable to the obligors thereunder, taken as a whole, than the original terms of such Debt;

(k) Permitted Unsecured Debt in an aggregate outstanding principal amount not to exceed $100,000,000; and

(l) other Debt not to exceed $5,000,000 in the aggregate at any time outstanding.

Section 9.03 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Secured Obligations;

(b) Excepted Liens;

(c) Liens securing Capital Leases and Purchase Money Indebtedness permitted by Section 9.02(d) but only on the Property under lease or the Property purchased, constructed or improved with such Purchase Money Indebtedness (including all accessions and improvements thereto, all insurance therefor and all proceeds thereof); and

(d) Liens securing Debt permitted by Section 9.02(e) but only on the Property purchased, constructed or improved with such Debt (including all accessions and improvements thereto, all insurance therefor and all proceeds thereof);

(e) Liens on Property of the Borrower and its Restricted Subsidiaries existing on the date hereof that is reflected in Schedule 9.03.

Notwithstanding the foregoing, none of the Liens permitted by this Section 9.03 (other than Liens securing the Secured Obligations and Excepted Liens) may attach at any time to any Oil and Gas Property or any other Mortgaged Property.

Section 9.04 Dividends and Distributions; Redemptions of Permitted 2013 Bond Debt.

(a) Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Restricted Subsidiaries may declare and pay Restricted Payments ratably with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries and (iv) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may make Permitted Tax Distributions.

(b) Redemptions of Permitted 2013 Bond Debt. The Borrower will not, and will not permit any Restricted Subsidiary to, prior to the date that is 365 days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Permitted 2013 Bond Debt; provided that the Borrower may (i) refinance, in whole or in part, Permitted 2013 Bond Debt to the extent permitted under Section 9.02(j) and (ii) so long as such Redemption occurs substantially contemporaneously with (and in any event within 5 Business Days following) such issuance of Equity Interests, Redeem, in whole or in part, Permitted 2013 Bond Debt with the net cash proceeds of any issuance of Equity Interests by the Borrower (other than Disqualified Capital Stock).

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments as of the Effective Date which are disclosed to the Lenders in Schedule 9.05;

(b) accounts receivable arising in the ordinary course of business, or any receivable or discount that the Borrower or any Restricted Subsidiary is permitted to sell or make under Section 9.10;

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof;

(d) commercial paper maturing within one year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s;

(e) deposits maturing within one year from the date of acquisition thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(f) deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g) Investments (i) made by the Borrower in or to the Guarantors or (ii) made by any Restricted Subsidiary in or to the Borrower or any other Guarantor;

(h) Investments consisting of Swap Agreements to the extent permitted by Section 9.18;

(i) Investments in Unrestricted Subsidiaries, provided that (i) no Default, or Event of Default then exists or would result therefrom, (ii) the aggregate outstanding amount (i.e. the amount of such Investments (valued at the time made) less the aggregate amount of cash payments received after the Effective Date by the Borrower or its Restricted Subsidiaries in respect of returns of capital associated with such Investments) does not exceed the greater of (A) $10,000,000 and (B) ten percent (10%) of the Borrowing Base then in effect, and (iii) the Total Commitments Utilization Percentage is less than 80% immediately before and immediately after giving effect to such Investment;

(j) loans or advances to employees of the Borrower or any Restricted Subsidiary made in the ordinary course of business of the Borrower or such Restricted Subsidiary in an aggregate principal amount not to exceed at any one time outstanding the greater of (i) $500,000 and (ii) two and one-half percent (2.5%) of the Borrowing Base then in effect; and

(k) other Investments in an aggregate outstanding amount (i.e. the amount of such Investments (valued at the time made) less the aggregate amount of cash payments received after the Effective Date by the Borrower or its Restricted Subsidiaries in respect of returns of capital associated with such Investments) not to exceed at any time the greater of (i) $10,000,000 and (ii) ten percent (10%) of the Borrowing Base then in effect.

Section 9.06 Nature of Business; No International Operations. The Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of their businesses, taken as a whole, as an independent oil and gas exploration and production company. From and after the date hereof, the Borrower and its Domestic Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States. The Borrower shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia.

Section 9.07 Limitation on Leases. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases, compressor leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and its Restricted Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed in any period of twelve consecutive calendar months during the life of such leases the lesser of (a) $10,000,000 and (b) five percent (5%) of the Borrowing Base then in effect.

Section 9.08 Proceeds of Notes. The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower will take any action which could cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09 ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could reasonably be expected to be subjected to either a material civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a material tax imposed by Chapter 43 of Subtitle D of the Code; and

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all material amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

Section 9.10 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11 Mergers, Etc. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) or liquidate or dissolve (any such transaction, a “consolidation”); provided that (a) any Restricted Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving entity), (b) any Restricted Subsidiary may participate in a consolidation with another Restricted Subsidiary (provided that if one of such Restricted Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary), (c) any consolidation consisting of the liquidation or dissolution of a Restricted Subsidiary that does not own any Oil and Gas Properties or any other Mortgaged Property if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the Restricted Subsidiaries, taken as a whole, and not materially disadvantageous to the Lenders, (d) any merger or consolidation of the Borrower with or into an Affiliate solely for the purpose of reorganizing the Borrower in another jurisdiction and (e) the Borrower may participate in a consolidation with the Public Company (provided that the Public Company is the continuing or surviving entity).

Section 9.12 Sale of Properties and Termination of Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property or any interests in any Restricted Subsidiary or to terminate or otherwise monetize any Swap Agreement in respect of commodities except for:

(a) the sale or other transfer of Hydrocarbons in the ordinary course of business;

(b) farmouts, leases, subleases or assignments of undeveloped acreage (provided that if any such undeveloped acreage has Proved Reserves associated with such acreage, such transfer must comply with Section 9.12(d)), assignments in connection with such farmouts, leases or subleases, deemed transfers of working interests under any joint operating agreement as the result of electing (or being deemed to have elected) not to participate in the drilling operations for a new well and assignments under pooling or unitization agreements or similar contracts that are usual and customary in the oil and gas exploration and production business;

(c) the sale, transfer of equipment (and related items of personal (but not real) property) or other disposition that is obsolete or no longer necessary for the business of the Borrower or such Restricted Subsidiary or is replaced by equipment of at least comparable value and use;

(d) the sale or other disposition (excluding Casualty Events) of any Oil and Gas Property that has Proved Reserves associated therewith, or any interest therein, or any Restricted Subsidiary owning Proved Reserves, or the termination or monetization of any Swap Agreement in respect of commodities; provided that

(i) no Event of Default exists or results from such sale or disposition of Property or the termination or monetization of any Swap Agreement in respect of commodities after giving effect, in each case, to the application of the proceeds thereof to pay the Secured Obligations;

(ii) if any Borrowing Base Deficiency exists at the time of such sale or other disposition, 100% of the consideration received in respect of such sale or other disposition or termination (other than (A) the assumption of liabilities relating to the Property sold or disposed of and (B) customary purchase price adjustments) shall be cash and such cash shall be applied, promptly upon receipt, to pay the Secured Obligations until such time as no Borrowing Base Deficiency continues to exist;

(iii) the consideration received in respect of such sale or other disposition or termination or monetization of any Swap Agreement in respect of commodities shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Restricted Subsidiary subject of such sale or other disposition, or Swap Agreement subject of such termination or monetization (as reasonably determined by the board of managers (or comparable governing body) of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect);

(iv) the aggregate value (which, for purposes of this Section 9.12, shall mean the value the Administrative Agent attributed to any such Oil and Gas Property constituting Proved Reserves or Swap Agreement (after giving effect to all applicable discounting and risking applied to any such Proved Reserves) for purposes of the most recent determination of the Borrowing Base) of such Oil and Gas Properties constituting Proved Reserves sold or disposed of and Swap Agreements terminated pursuant to this clause (d) in any period between two successive Scheduled Redetermination Effective Dates shall not exceed five percent (5%) of the Borrowing Base then in effect; and

(v) if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary;

(e) transfer of Properties between or among the Borrower and the Restricted Subsidiaries, provided that any Lien therein that secures any Secured Obligations is reaffirmed and granted by the related transferee and no intervening Lien in such Properties has been or is granted;

(f) any Restricted Payment that does not breach Section 9.04;

(g) the expiration or lapse of oil and gas leases, exploration tenement licenses, and subleases or sublicenses of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(h) the dilution or forfeiture of working interests of the Borrower or any Restricted Subsidiaries pursuant to the operating agreements or other instruments or agreements in the ordinary course of business;

(i) any Investments permitted by Section 9.05, provided that any Investment made with Proved Reserves shall comply with Section 9.12(d);

(j) sales and other dispositions resulting from Casualty Events; provided that if the aggregate value of such Oil and Gas Properties constituting Proved Reserves sold or disposed of pursuant to this clause (j) in any period between two successive Scheduled Redetermination Effective Dates exceeds five percent (5%) of the Borrowing Base then in effect, then the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the aggregate value assigned such Oil and Gas Properties constituting Proved Reserves sold or disposed of pursuant to this clause (j); and

(k) the sale or other disposition to (i) Antero Resources Appalachian Corporation of any Oil & Gas Interest (as defined in the Participation and Exploration Agreement referred to below) or other assets or property pursuant to that certain Participation and Exploration Agreement, effective as of February 11, 2012, by and between the Company and Antero Resources Appalachian Corporation or (ii) Fossil Creek Energy Corporation in connection with any Right to Participate (as defined in the Purchase and Sale Agreement referred to below) pursuant to that certain Purchase and Sale Agreement dated as of August 12, 2011 between Fossil Creek Energy Corporation and the Company.

Upon any sale or other disposition of any Property in compliance with this Section 9.12, the Administrative Agent will, at the request and at the expense of the Borrower, promptly release such Property from all Liens under the Security Instruments.

Section 9.13 Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial work could reasonably be expected to have a Material Adverse Effect.

Section 9.14 Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate, except that (a) such transactions that are otherwise permitted under this Agreement and upon fair and reasonable terms no less favorable to the Borrower or applicable Restricted Subsidiary than the Borrower or applicable Restricted Subsidiary would obtain in a comparable arm’s length transaction with a Person not an Affiliate, (b) transactions between or among the Borrower and the Guarantors which do not involve any other Affiliates of the Borrower, (c) transactions described in Schedule 9.14, (d) any Restricted Payment permitted by Section 9.04, and (e) transactions pursuant to and in accordance with the terms of the Services Agreement as in effect on the date of this Agreement together with amendments thereto entered into subsequent to such date which are not materially disadvantageous to the Secured Parties and are upon fair and reasonable terms no less favorable to the Borrower or applicable Restricted Subsidiary than it would obtain in an arms’ length transaction with a Person not an Affiliate, shall, in each case, be permitted.

Section 9.15 Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b). The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary to any Person other than the Borrower or a Guarantor except in compliance with Section 9.12. Neither the Borrower nor any Restricted Subsidiary shall have any Foreign Subsidiaries.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any contract, agreement or understanding (other than (a) this Agreement, (b) the Security Instruments, (c) the agreements creating Liens permitted by Section 9.03(c), (d) and (e) and (d) Immaterial Title Deficiencies) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties to secure the Secured Obligations, or any portion thereof, or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith. In construing and applying the definition of “Immaterial Title Deficiencies” for the purposes of this section, contracts, agreements and understandings that prohibit or restrict Liens in favor of the Administrative Agent or the Secured Parties will be considered “title defects.”

Section 9.17 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Restricted Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or such Restricted Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 9.18 Swap Agreements.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(i) Subject to clause (b) of this Section 9.18, Swap Agreements with an Approved Counterparty in respect of commodities entered into not for speculative purposes the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than puts, floors, or basis differential swaps on volumes hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is entered into, the greater of:

(A) for each month during the period during which such Swap Agreement is in effect, 80% of the reasonably anticipated production of crude oil, natural gas and natural gas liquids, calculated separately and, in each case, as such production is projected from the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Developed Producing Reserves as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement; and

(B) a percentage as set forth in the table below for each month during the applicable time periods of the reasonably anticipated production of crude oil, natural gas and natural gas liquids, calculated separately and, in each case, as such production is projected from the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Reserves as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement:

Period (relative to the date such Swap Agreement is entered into)	Percentage Limitation
Months 1 – 12	85%
Months 13 – 24	80%
Months 25 – 36	75%
Months 37 – 48	70%
Months 49 – 60	65%

; provided, however, that (1) such Swap Agreements shall not, in any case, have a tenor of greater than five (5) years and (2) notwithstanding anything to the contrary contained in this Agreement, during the Specified Period, the percentage limitations set forth in clauses (A) and (B) above shall be deemed to be percentages of the reasonably anticipated production of crude oil, natural gas and natural gas liquids, calculated separately and, in each case, as such production is projected by a Financial Officer of the Borrower from the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties. It is understood that Swap Agreements in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes.

(ii) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows:

(A) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a fixed rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt, and

(B) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Credit Parties’ Debt for borrowed money which bears interest at a floating rate, and which Swap Agreements shall not, in any case, have a tenor beyond the maturity date of such Debt.

(b) If, after the end of any calendar quarter, commencing with calendar quarter ending March 31, 2014, the Borrower determines that the aggregate volume of all Swap Agreements in respect of commodities for which settlement payments were calculated in such calendar quarter (other than puts, floors or basis differential swaps on volumes hedged pursuant to other Swap Agreements) exceeded 100% of actual production of Hydrocarbons in such calendar quarter, then the Borrower (i) shall promptly notify the Administrative Agent of such determination and (ii) shall, within 30 days of such determination, terminate (only to the extent such terminations are permitted pursuant to Section 9.12), create off-setting positions, allocate volumes to other production for which the Borrower or its Restricted Subsidiaries is marketing, or otherwise unwind or monetize (only to the extent such unwinds or monetizations are permitted pursuant to Section 9.12) existing Swap Agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar quarters.

(c) In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Restricted Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement (other than pursuant to the Security Instruments or as set forth on Schedule 7.20).

(d) The Borrower will not, and will not permit any Restricted Subsidiary to, terminate or monetize any Swap Agreement in respect of commodities without the prior written consent of the Required Lenders except to the extent such terminations are permitted pursuant to Section 9.12; provided that for purposes of this Section 9.18(d), a Swap Agreement (a “Replaced Swap Agreement”) shall not be deemed to have been terminated or monetized if, upon its termination, it is replaced, without cash payments to any Credit Party in connection therewith, in a substantially contemporaneous transaction, with one or more Swap Agreements that cover all of the notional volumes hedged pursuant to such Replaced Swap Agreement on pricing and other economic terms at least as favorable to the Credit Parties as those contained in such replaced Swap Agreement.

(e) For purposes of entering into or maintaining Swap Agreement trades or transactions under Section 9.18(a)(i) and Section 9.18(b), respectively, forecasts of reasonably anticipated production from the Borrower’s and its Restricted Subsidiaries’ Proved Reserves and Proved Developed Producing Reserves as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement shall be revised to account for any increase or decrease therein anticipated because of information obtained by the Borrower or any of its Restricted Subsidiaries subsequent to the publication of such Reserve Report including the Borrower’s or any of its Restricted Subsidiaries’ internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and completed acquisitions coming on stream or failing to come on stream.

Section 9.19 Marketing Activities. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts in the ordinary course of business and not for speculative purposes for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Reserves of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries that the Borrower or one of its Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 9.20 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary on Schedule 7.14 as of the date hereof or thereafter, assuming compliance with Section 9.20(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05(i). Except as provided in this Section 9.20(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation, except that (A) to the extent any such representations and warranties are expressly limited to an earlier date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (B) to the extent that any such representation and warranty is qualified by materiality, such representation and warranty (as so qualified) shall continue to be true and correct in all respects, (ii) no Default would exist and (iii) the Borrower otherwise complies with the requirements of Section 8.14, Section 8.16 and Section 9.15. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 9.05(i). Any Subsidiary of an Unrestricted Subsidiary shall also be deemed to be an Unrestricted Subsidiary.

Section 9.21 Permitted Bond Documents. The Borrower will not, and will not permit any other Credit Party to amend, modify or waive any provision of any Permitted 2013 Bond Document if the effect of such amendment, modification or waiver (a) subjects a Credit Party to any additional material obligation, (b) increases the principal of Permitted 2013 Bond Debt to an amount in excess of $400,000,000 or increases the rate of interest on any note evidencing Permitted 2013 Bond Debt, (c) accelerates the date fixed for any payment of principal or interest on any note evidencing the Permitted 2013 Bond Debt to a date sooner than the date therein so provided, or (d) would change the percentage of holders of such notes evidencing the Permitted 2013 Bond Debt required for any such amendment, modification or waiver from the percentage required on the date of issuance of any such notes evidencing the Permitted 2013 Bond Debt; provided that the Borrower may refinance Permitted 2013 Bond Debt to the extent permitted under Section 9.02(j).

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished by or on behalf of the Borrower or any Restricted Subsidiary pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or, to the extent that any such representation and warranty is qualified by materiality, such representation and warranty (as so qualified) shall prove to have been incorrect in any respect when made or deemed made);

(d) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(j), Section 8.02, Section 8.03, Section 8.14, Section 8.15, Section 8.17 or in Article IX;

(e) the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after a Financial Officer of the Borrower becomes aware of the occurrence thereof;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and after giving effect to any applicable grace period) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or requires the Borrower or any Restricted Subsidiary to make an offer in respect thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by independent third party insurance provided by insurers of commercially acceptable paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and, in each of the preceding instances, the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed or bonded, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Guarantor to enforce any such judgment which action has not been stayed or bonded;

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Guarantor or any of their Affiliates shall so state in writing

(m) a Change in Control shall occur; or

(n) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with (without duplication) accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with (without duplication) accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of Cash Collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) During the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) Except as otherwise provided in Section 2.09(a)(ii), all proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such pursuant to any Loan Document;

(ii) second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders pursuant to any Loan Document;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans, LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, and Secured Obligations referred to in Clause (b) of the definition of Secured Obligations owing to Secured Swap Providers;

(v) fifth, pro rata to any other Secured Obligations;

(vi) sixth, to serve as Cash Collateral, if then required, to be held by the Administrative Agent to secure the remaining LC Exposure; and

(vii) seventh, any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Swap Obligations as a result of this this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clause fourth above).

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the other Loan Documents or applicable law. If a Default has occurred and is continuing, no Agent shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Administrative Agent as Lender. The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the other Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Simpson Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral, and to release any Person from its respective Security Instruments, in each case that is permitted to be sold or released, as the case may be, pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases (whether regarding Liens, Persons or otherwise), termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property or release of Person, to the extent such sale, other disposition or release is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11 Agents. No Agent other than the Administrative Agent shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as a Lender hereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone and subject to Section 12.01(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, to it at:

2121 Old Gatesburg Rd., Suite 110

State College, Pennsylvania 16803

Attention of Matthew DeNezza

Fax: 408-393-4565

(ii) If to the Administrative Agent or Issuing Bank, to it at:

700 Louisiana Street, Suite 2100

Houston, Texas 77002

Attention: George Serice

Tel: 713-546-9723

Fax: 713-223-4007

and

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire or if the Administrative Questionnaire is not made available to the Borrower, then, with respect to those sent or delivered by the Borrower, in care of the Administrative Agent.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, each Restricted Subsidiary a party thereto and the Majority Lenders or by the Borrower, each Restricted Subsidiary a party thereto and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment, Elected Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of the Borrowing Base Increase Requisite Lenders, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or otherwise modify Section 2.07 in any manner without the consent of each Lender (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed by the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 8.14, Section 10.02(c) or Section 12.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, or “Subsidiary”, without the written consent of each Lender (other than any Defaulting Lender), (vii) release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the collateral (other than as provided in

Section 11.10), or reduce the percentage set forth in Section 8.14(a) to less than 80%, without the written consent of each Lender (other than any Defaulting Lender), or (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders”, “Required Lenders”, “Borrowing Base Increase Requisite Lenders” or any other provision hereof specifying the number or percentage of the Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and its Affiliates (and as required by a firm of local counsel in each appropriate jurisdiction and in the case of an actual or potential conflict of interest, one additional firm of counsel to the affected Lenders) and to the extent necessary as determined by the Administrative Agent, other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in each case, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender, including the costs, expenses and other charges of counsel for the Administrative Agent and the Lenders, in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR

ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; provided THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (A) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (B) ARISE SOLELY BY REASON OF A CLAIM (y) BY ONE OR MORE INDEMNITEES AGAINST ONE OR MORE OTHER INDEMNITEES OR (z) BY AN OWNER OF EQUITY INTEREST OF AN INDEMNITEE AGAINST ONE OR MORE OTHER INDEMNITEES, SO LONG AS, IN EITHER CASE, SUCH CLAIM IS NOT PROXIMATELY CAUSED BY A BREACH OF, OR DEFAULT UNDER, A LOAN DOCUMENT BY OR WITH RESPECT TO A CREDIT PARTY, OR (C) IS INCURRED BY ANY DEFAULTING LENDER TO THE EXTENT DIRECTLY ARISING FROM THE CONDUCT, ACTS, OR OMISSIONS OF SUCH DEFAULTING LENDER THAT WERE THE CAUSE OF SUCH LENDER’S BECOMING A DEFAULTING LENDER; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE DEEMED TO LIMIT ANY CREDIT PARTY’S PAYMENT OBLIGATIONS UNDER ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AS A RESULT OF SUCH LENDER’S BECOMING A DEFAULTING LENDER. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO DEFAULTING LENDER WILL BE REIMBURSED FOR, INDEMNIFIED AGAINST, OR HELD HARMLESS FROM, COSTS AND EXPENSES ARISING FROM THE REPLACEMENT OF SUCH DEFAULTING LENDER. THIS SECTION 12.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES ARISING FROM ANY NON-TAX CLAIM.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no Indemnitee or Credit Party shall assert, and each hereby waives, any claim against any other Indemnitee or Credit Party, as the case may be, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable within ten (10) Business Days following the Borrower’s receipt of each related statement or invoice, each in reasonable and customary detail.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which is not reimbursable from the Borrower except as herein expressly provided);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower, any Affiliate of the Borrower or any natural person.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (other than the Borrower, any Affiliate of the Borrower or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that such Participant agrees to be subject to the provisions of Section 5.04 as it is was a Lender and had accepted it interest by an assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been reasonably and in good faith relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Whenever the principal of and all interest on the Loans and all fees or other amounts payable under this Agreement have been paid in full, all Letters of Credit have been terminated (or arrangements satisfactory to the Issuing Bank have been made for any continuing Letters of Credit), and all Commitments have expired or terminated, the Administrative Agent will, at the request and at the expense of the Borrower, confirm the termination of the Loan Documents to the Borrower and release or terminate (in recordable form, where appropriate) all Liens, assignments, security interests and financing statements under the Loan Documents, provided that the provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g. .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO

SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees (for itself and each of its Related Parties) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective Secured Swap Provider (or its advisors), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the

Borrower or any Restricted Subsidiary relating to the Borrower or any Restricted Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Restricted Subsidiary; provided that, in the case of information received from the Borrower or any Restricted Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the Borrower’s Subsidiaries, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the United States federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the United States federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender and Issuing Bank shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender or Issuing Bank under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender or Issuing Bank notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes or any other Secured Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender or Issuing Bank that is contracted for, taken, reserved, charged or received by such Lender or Issuing Bank under any of the Loan Documents or agreements or otherwise in connection with the Notes or other Secured Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender or Issuing Bank on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender or Issuing Bank to the Borrower); and (ii) in the event that the maturity of the Notes or other portion of the Secured Obligations is accelerated (in whole or part) by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender or Issuing Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender or Issuing Bank as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender or Issuing Bank on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender or Issuing Bank to the Borrower). All sums paid or agreed to be paid to any Lender or Issuing Bank for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender or Issuing Bank, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes or other Secured Obligations until payment in full so that the rate or amount of interest on account of any Loans or such Secured Obligations hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender or Issuing Bank on any date shall be computed at the Highest Lawful Rate applicable to such Lender or Issuing Bank pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender or Issuing Bank would be less than the amount of interest payable to such Lender or Issuing Bank computed at the Highest Lawful Rate applicable to such Lender or Issuing Bank, then the amount of interest payable to such Lender or Issuing Bank in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender or Issuing Bank until the total amount of interest payable to such Lender or Issuing Bank shall equal the total amount of interest which would have been payable to such Lender or Issuing Bank if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender or an Issuing Bank, such Lender or Issuing Bank elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available to the Secured Swap Providers with respect to any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (a) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (b) after assignment by a Secured Swap Provider to another Secured Swap Provider that is not a Lender or an Affiliate of a Lender. No Lender or any Affiliate of a Lender shall have any voting or consent rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	ECLIPSE RESOURCES I, LP, a Delaware limited partnership

	By:	/s/ Benjamin W. Hulburt
	Name:	Benjamin W. Hulburt
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT – ECLIPSE RESOURCES I, LP]

BANK OF MONTREAL, as Administrative Agent

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT – ECLIPSE RESOURCES I, LP]

BMO HARRIS FINANCING INC., as a Lender AND Issuing Bank

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT – ECLIPSE RESOURCES I, LP]

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount	Elected Commitment
BMO Harris Financing, Inc.	100.00%	$500,000,000.00	$50,000,000

TOTAL	100.00%	$500,000,000.00	$50,000,000	[1]

[1]	Until the satisfaction of the conditions set forth in Section 6.03 and the effectiveness of the automatic increase of the Borrowing Base set forth therein, the Elected Commitment of each Lender shall be $0.00.

Annex I - 1

EXHIBIT A

FORM OF NOTE

[            ], 201[    ]

FOR VALUE RECEIVED, Eclipse Resources I, LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to [        ] (the “Lender”), at the principal office of Bank of Montreal (the “Administrative Agent”), or at such other place as from time to time may be designated by the holder of this Note, the principal sum equal to the amount of such Lender’s Maximum credit Amount, or, if greater or less, the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof, at the rates per annum and on the dates provided in the Credit Agreement, in lawful money of the United States of America and in immediately available funds.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on a schedule attached hereto or on any separate record maintained by the Lender. Failure to make any such recordation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of February 18, 2014 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is secured by and entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

If this Note is placed into the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, the Borrower agrees to pay all fees and expenses to the holder hereof as and to the extent required by the Credit Agreement in addition to the principal and interest payable hereunder.

[Signature page follows.]

Exhibit A -1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ECLIPSE RESOURCES I, LP, a Delaware limited partnership

By:
Name:
Title:

Exhibit A -2

EXHIBIT B

FORM OF BORROWING REQUEST

[            ], 201[    ]

Eclipse Resources I, LP, a Delaware limited partnership (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of February 18, 2014 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Bank of Montreal, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i) Aggregate amount of the requested Borrowing is $[        ];

(ii) Date of such Borrowing is [            ], 201[    ];

(iii) Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [            ];

(v) Amount of Borrowing Base in effect on the date hereof is $[        ] and the Aggregate Elected Commitment Amounts in effect on the date hereof is $[        ];

(vi) Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[        ]; and

(vii) Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[        ]; and

(viii) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[ ]
[ ]
[ ]
[ ]
[ ]

Exhibit B -1

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

ECLIPSE RESOURCES I, LP, a Delaware limited partnership

By:
Name:
Title:

Exhibit B -2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[            ], 201[    ]

Eclipse Resources I, LP, a Delaware limited partnership (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of February 18, 2014 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Bank of Montreal, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [            ];

(ii) The effective date of the election made pursuant to this Interest Election Request is [            ], 201[    ];[and]

(iii) The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[(iv) [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [            ]].

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

ECLIPSE RESOURCES I, LP, a Delaware limited partnership

By:
Name:
Title:

Exhibit C -1

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [            ] of Eclipse Resources I, LP, a Delaware limited partnership (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of February 18, 2014 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, Bank of Montreal, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a) There exists no Default or Event of Default as of [as applicable – last day of quarter/last day of annual period] [or if a Default or Event of Default then exists specify Default and describe action taken or proposed to be taken].

(b) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [                    ].

(c) There has been no change in GAAP or in the applications thereof since [date of applicable financial statement] [or if any such change occurred, specify the effect of such change on the financial statements accompanied hereby].

EXECUTED AND DELIVERED this [        ] day of [            ].

ECLIPSE RESOURCES I, LP, a Delaware limited partnership

By:
Name:
Title:

Exhibit D - 1

EXHIBIT E

SECURITY INSTRUMENTS

1)	The Guaranty and Pledge Agreement

2)	The Mortgages

3)	UCC-1 financing statements in respect of the foregoing

Exhibit E - 1

EXHIBIT F

FORM OF GUARANTY AND COLLATERAL AGREEMENT

[attached]

Exhibit F - 1

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	Eclipse Resources I, LP

4.	Administrative Agent:	Bank of Montreal, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of February 18, 2014 among Eclipse Resources I, LP, the Lenders parties thereto, Bank of Montreal, as Administrative Agent, and the other agents parties thereto

[2]	Select as applicable.

Exhibit G - 1

6.	Assigned Interest:

Maximum Credit Amount Assigned	Percentage Assigned of Aggregate Maximum Credit Amounts
%
%
%

Effective Date:                  , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[signature pages follow]

Exhibit G - 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit G - 3

[Consented to and][3] Accepted:

BANK OF MONTREAL, as Administrative Agent

By
Name:
Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit G - 4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit G - 5

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission (e.g. .pdf) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G - 6

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS; NOT PARTNERSHIPS)

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Eclipse Resources I, LP, as Borrower, Bank of Montreal, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 201[ ]

Exhibit H-1 - 1

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; NOT PARTNERSHIPS)

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Eclipse Resources I, LP, as Borrower, Bank of Montreal, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 201[ ]

Exhibit H-2 -1

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; PARTNERSHIPS)

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Eclipse Resources I, LP, as Borrower, Bank of Montreal, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 201[ ]

Exhibit H-3 -1

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS; PARTNERSHIPS)

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Eclipse Resources I, LP, as Borrower, Bank of Montreal, as Administrative Agent, the financial institutions from time to time party thereto as Lenders, and the other Agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 201[ ]

Exhibit H-4 -1

EXHIBIT I

FORM OF ELECTED COMMITMENT INCREASE CERTIFICATE

[            ], 201[    ]

To:	Bank of Montreal,

as Administrative Agent

The Borrower, the Administrative Agent and certain Lenders and other agents have heretofore entered into a Credit Agreement, dated as of February 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Elected Commitment Increase Certificate is being delivered pursuant to Section 2.06(c) of the Credit Agreement.

Please be advised that the undersigned Lender has agreed (a) to increase its Elected Commitment under the Credit Agreement effective [            ], 201[    ] from $[        ] to $[        ] and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents.

Very truly yours,

ECLIPSE RESOURCES I, LP, a Delaware limited partnership

By:
Name:
Title:

Exhibit I - 1

Accepted and Agreed:

BANK OF MONTREAL, as Administrative Agent

By:

Name:

Title:

Accepted and Agreed:

[Name of Increasing Lender]

By:

Name:

Title:

Exhibit I - 2

EXHIBIT J

FORM OF ADDITIONAL LENDER CERTIFICATE

[            ], 201[    ]

To:	Bank of Montreal,

as Administrative Agent

The Borrower, the Administrative Agent and certain Lenders and other agents have heretofore entered into a Credit Agreement, dated as of February 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Additional Lender Certificate is being delivered pursuant to Section 2.06(c) of the Credit Agreement.

Please be advised that the undersigned Additional Lender has agreed (a) to become a Lender under the Credit Agreement effective [            ], 201[    ] with a Maximum Aggregate Credit Amount of $[        ] and an Elected Commitment of $[        ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents.

This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(e) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. The [Borrower/Additional Lender] shall pay the fee payable to the Administrative Agent pursuant to Section 2.06(c)(ii)(G) of the Credit Agreement.

Very truly yours,

ECLIPSE RESOURCES I, LP, a Delaware limited partnership

By:
Name:
Title:

Exhibit J - 1

Accepted and Agreed:

BANK OF MONTREAL, as Administrative Agent

By:

Name:

Title:

Accepted and Agreed:

[Additional Lender]

By:

Name:

Title:

Exhibit J - 2

SCHEDULE 7.05

LITIGATION

1. The Oxford Oil Company v. Barry M. West, et al. in the Common Pleas Court of Belmont County, Ohio (Case No. 11-CV-435, filed October 24, 2011), appeal pending in the Court of Appeals, Seventh Appellate District (Appeal Case No. 13BE31, filed October 8, 2013).

2. The Oxford Oil Company v. Shelton Bailey, et al. in the Common Pleas Court of Belmont County, Ohio (Case No. 11-CV-430, filed on October 20, 2011), appeal pending in the Court of Appeals, Seventh Appellate District (Appeal Case No. 13BE40, filed October 8, 2013).

Schedule 7.05 - 1

SCHEDULE 7.06

ENVIRONMENTAL MATTERS

None.

Schedule 7.06 - 1

SCHEDULE 7.10

ERISA MATTERS

None.

Schedule 7.10 - 1

SCHEDULE 7.14

SUBSIDIARIES

Restricted Subsidiaries	Jurisdiction of Organization	Organizational Identification Number	Principal Place of Business and Chief Executive Office

Eclipse Resources-Ohio, LLC	Ohio	2207963	2121 Old Gatesburg Rd. Suite 110 State College, Pennsylvania 16803
Buckeye Minerals & Royalties, LLC	Delaware	5409381	2121 Old Gatesburg Rd. Suite 110 State College, Pennsylvania 16803

Unrestricted Subsidiaries	Jurisdiction of Organization	Organizational Identification Number	Principal Place of Business and Chief Executive Office
None.

Schedule 7.14 - 1

SCHEDULE 7.18

GAS IMBALANCES

None.

Schedule 7.18 - 1

SCHEDULE 7.19

MARKETING CONTRACTS

None.

Schedule 7.19 - 1

SCHEDULE 7.20

SWAP AGREEMENTS

1. ISDA 2002 Master Agreement dated as of January 10, 2014 between Eclipse Resources I, L.P. and Bank of Montreal

2. Schedule to ISDA 2002 Master Agreement dated as of January 10, 2014 between Eclipse Resources I, L.P. and Bank of Montreal

Type	Term/Price	Effective Date	Termination Date	Volumes	Counter-Party	Margin

NYMEX Natural Gas Swap	4.175	2/1/2014	12/31/2014	6,680,000	BMO Financial Group	Cash margin required until Borrowing Base in place

NYMEX Natural Gas Swap	4.09	1/1/2015	12/31/2015	7,300,000	BMO Financial Group	Cash margin required until Borrowing Base in place

NYMEX Natural Gas Swap	4.50 long put 4.00 short put	6/1/2014	12/31/2014	4,280,000	BMO Financial Group	N/A

Schedule 7.20 - 1

SCHEDULE 9.02

EXISTING DEBT

None.

Schedule 9.02 - 1

SCHEDULE 9.03

EXISTING LIENS

None.

Schedule 9.03 - 1

SCHEDULE 9.05

INVESTMENTS

None.

Schedule 9.05 - 1

SCHEDULE 9.14

AFFILIATE TRANSACTIONS

None.

Schedule 9.14 - 1